SUPPLEMENT DATED JANUARY 30, 1998,
                     TO SUPPLEMENTS DATED DECEMBER 23, 1997,
                    OCTOBER 24, 1997, AND NOVEMBER 18, 1997,
                      TO PROSPECTUS DATED OCTOBER 22, 1997

                             WASHINGTON MUTUAL, INC.


     On November 25, 1997, and January 22, 1998, Ronald N. Beck, who is named in the Prospectus as a Selling Stockholder, transferred 15,600 shares of Common Stock and 30,974 shares of Common Stock, respectively, into joint names with Cynthia Lewis Beck.

     On January 6, 1998, William E. Oberndorf, who is named in the Prospectus as a Selling Stockholder, transferred 3,879 shares of Common Stock to the Oberndorf Foundation.

     On December 29, 1997, Gerald E. Schultz, who is named in the Prospectus as a Selling Stockholder, transferred 7,227 shares of Common Stock into joint names with Barbara E. Schultz and 1,100 shares of Common Stock into his name as custodian for six minor family members.

     On December 31, 1997, and January 6, 1998, Alan Henry, as trustee of the Alan Henry Family Trust, transferred an aggregate of 1,000 restricted shares of Common Stock to persons not named as Selling Stockholders in the Registration Statement.

     Great American Insurance Company and American Empire Surplus Lines Insurance Company were named as Selling Stockholders in the Prospectus Supplement dated December 23, 1997 ("December Supplement"). Note 1 to the table below appeared in the December Supplement in connection with Great American Insurance Company and also should have appeared in connection with American Empire Surplus Lines Insurance Company.

     As a result of the foregoing transfers, the number of Shares eligible for resale pursuant to the Registration Statement by persons previously named as Selling Stockholders and named below is adjusted to the number set forth opposite such person's name (without adjustment for any resales that such person has made pursuant to the Registration Statement). Also as a result of the foregoing transfers, the other persons named below are added to the list of Selling Stockholders, and the number of Shares that each may sell pursuant to the Registration Statement is as set forth opposite such person's name:

Name                                                                    Shares
American Empire Surplus Lines Insurance Company1                        28,969
Ronald N. Beck                                                          22,800
Ronald N. Beck and Cynthia Lewis Beck                                   46,574
Great American Insurance Company1                                       48,282
Oberndorf Foundation                                                    32,344
Alan Henry, TTEE FBO, Alan Henry Family Trust                           22,354
Gerald E. Schultz and Barbara E. Schultz                                 7,227
Gerald E. Schultz, custodian for benefit of
  Scott Webber, Mason Webber, Julien Webber,
  Alexandra N. Schultz, Grant R. Schultz and
  Rachel G. Schultz                                                      1,100
--------------------

1    Selling  Stockholder  is a subsidiary  of American  Financial  Group,  Inc.
     Through their ownership of common stock of American  Financial Group,  Inc.
     and their positions as directors and executive officers, members of the Lindner family may be deemed to be controlling persons with respect to American Financial Group, Inc., and thus share voting and investment power with respect to securities owned by American Financial Group, Inc.
     and its subsidiaries.

           The date of this Prospectus Supplement is January 30, 1998.